EXHIBIT 10.9
Executive Performance Plan
of
The Goodyear Tire & Rubber Company
Effective January 1, 2004
I.	PURPOSE

This Executive Performance Plan of The Goodyear Tire & Rubber Company (the “Plan”) is intended to (i) advance the interests of the Company and its shareholders by strengthening the Company’s ability to attract, retain and reward key personnel and (ii) motivate key personnel to achieve business objectives established to promote the Company’s long term growth, profitability and success.

II.	DEFINITIONS

For purposes of this Plan, each of the following terms has the indicated meaning:

“Code” means the Internal Revenue Code 1986, as amended from time to time, and regulations and rulings promulgated thereunder.

“Committee” means the Compensation Committee of the Company’s Board of Directors.

“Company” means The Goodyear Tire & Rubber Company, its subsidiaries and affiliates.

“Deferred Compensation” means any Performance Award deferred pursuant to Article VIII.

“Disability” or “Disabled” means a Participant is disabled if the Participant receives at least 12 months of the Company’s Long-Term Disability Benefits for Salaried Employees provided that the definition of disability under such plan remains in compliance with Treasury Regulation Section 1.409A-3(i)(4).

“Grant” means the number of Units granted by the Committee to a Participant.

“Grant Agreement” means any agreement or other instrument making a Grant and setting forth the Performance Goals, Performance Measures and Performance Period related to the Grant and such other terms deemed necessary or appropriate by the Committee.

“Participant” means any salaried employee of the Company selected by the Committee to receive a Grant under this Plan.

“Performance Award” means the number of Units included in a Grant multiplied by the related Unit Value.

“Performance Goals” means one or more targets, goals or levels of attainment required to be achieved in terms of the specified Performance Measures during the specified Performance Period, all as determined by the Committee and set forth in the related Grant Agreement.

“Performance Measures” means one or more of the criteria used by the Committee to establish and measure attainment of Performance Goals for a Performance Period.

“Performance Period” means one or more periods of time, which may be of varying and overlapping duration, as selected by the Committee, during which attainment of Performance Goals is measured’ provided, however, that no Performance Period may be less than one year in duration.

“Plan” means this Executive Performance Plan of the Company, as then amended at any time.

“Retirement” means a separation from service with the Company after 10 years of service and the attainment of age 55. For purposes of establishing whether an employee has had a separation from service, the employee will be deemed to have a separation from service on the date of retirement, if the employee after the date of retirement is not reasonable anticipated to provide a level of bona fide services that exceeds 25% of the average level of bona fide services provided by the employee in the immediately preceding 36 months (or the total period of employment, if less than 36 months), within the meaning of Section 409A of tax code.

“Specified Employee” means an employee who is a specified employee in accordance with Section 409A of the Code. The specified employee identification date for the Plan is December 31 of each year. The specified employee effective date for the Plan is each following January 1.

“Unit” means one multiple of Unit Value.

“Unit Value” means the amount of the cash value of each Unit granted to a Participant; Unit Value may vary by Grant or Participant and is based upon attainment of Performance Goals.

III.	THE COMMITTEE
A)	The Plan will be administered by the Committee. No member of the Committee will participate in this Plan. The Committee may take any action permitted by this Plan at any meeting at which a quorum is present and which is held upon not less than five days’ notice to each member of the meeting’s time, place and purpose. A majority of the members of the Committee will constitute a quorum, and any act of a majority of the members present at any meeting at which a quorum is present will be the act of the Committee. Any one or more members of the Committee may participate in a meeting by conference telephone or similar means by which each participant can hear and speak to each other participant. Participation by any such means will constitute presence in person at the meeting. The Committee may take any permitted action by written consent of a majority of its members, and such action will be as effective as if the action had been taken by unanimous vote at a meeting duly called and held. The minutes of each meeting (signed by the Committee’s secretary) evidencing any permitted action, will constitute authority for the Company to act in accordance therewith. The Company will make Grants in accordance with the terms and conditions specified by the Committee, as set forth in the related Grant Agreement.

B)	The Committee has full power and authority to administer this Plan in accordance with its terms, including, but not limited to, the power to: (i) select Participants; (ii) make Grants; (iii) determine Unit Value; (iv) establish Performance Goals, Performance Measures and Performance Periods; (v) change the terms of any Grant previously made; (vi) guarantee a minimum Unit Value; (vii) prescribe the terms of any Grant Agreement; (viii) interpret this Plan and make any determination of fact incident to the operation of this Plan; (ix) terminate or amend this Plan without stockholder approval, unless such approval is then required by applicable law or rule, including without limitation any amendment necessary or appropriate to comply with the laws of other countries; (x) delegate to other persons the responsibility for performing administrative or ministerial acts pursuant to this Plan; (xi) engage the services of persons and firms, including without limitation banks, legal advisors, consultants and insurance companies, in connection with the administration and interpretation of this Plan and (xii) make all other determinations and take all other actions as the Committee may deem necessary or advisable for the administration of this Plan.
C)	Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of this Plan, or of any Grant Agreement, shall be final, conclusive and binding upon a Participant and any person claiming through the Participant.
IV.	ELIGIBILITY AND TERMS

The Committee will select Participants in its sole discretion, subject to the terms of this Plan. At the time each Grant is made, the Committee will establish and set forth in a Grant Agreement the amount of the Grant and the related Performance Measures, Performance Goals and Performance Period. At the end of any Performance Period, the Committee will calculate each Performance Award and advise the Company of the amount of cash payment to be made to each Participant.

V.	PERFORMANCE GOALS, PERFORMANCE MEASURES AND PERFORMANCE PERIODS

Each Grant Agreement will provide that, in order for a Participant to receive a Performance Award, the Company must achieve specified Performance Goals over the Performance Period, with attainment of Performance Goals determined using specific Performance Measures. Performance Goals and the Performance Period will be established by the Committee in its sole discretion. The Committee also will establish Performance Measures for each Performance Period. The Committee may, in its sole discretion, revise or amend Performance Goals or Performance Measures at any time prior to distribution of a Performance Award for any Grant. The Committee may, in its sole discretion, guarantee, eliminate or reduce the amount of any Performance Award that otherwise would be payable to a Participant upon attainment of the Performance Goals.

VI.	FORM OF GRANTS

Grants may be made on any terms and conditions not inconsistent with this Plan, and the related Grant Agreement may be in such form, as the Committee, in its sole discretion, may approve. Subject to the terms of this Plan, the Committee will, in its sole discretion, determine the number of Units included in each Grant, and the Committee may impose different terms and conditions on any particular Grant. The Performance Goals, Performance Measures and Performance Period applicable to any Grant shall be set forth in the related Grant Agreement.

VII.	PAYMENT OF AWARDS

Payment in settlement of a Performance Award will be made in cash and at such time or times as the Committee, in its sole discretion, shall determine.

VIII.	DEFERRAL OF PAYMENT

The Committee may, at the later of December 31, 2008 or the December 31 prior to the beginning of the Performance Period, require a Participant to defer, or permit (subject to such conditions as the Committee may from time to time establish) a Participant to elect to defer, receipt of all or any portion of any payment of cash that would otherwise be due to such Participant in payment or settlement of any Performance Award. If any such deferral is required by the Committee (or is elected by the Participant with the permission of the Committee), the Committee shall establish rules and procedures for such payment deferrals. All deferrals become irrevocable as of the beginning of the Performance Period, must be in compliance with Section 409A of the Code and made pursuant to the distribution and investment parameters of Paragraph (K) of Article IX.

IX.	MISCELLANEOUS
A)	Withholding Taxes. Each Performance Award\ will be made subject to any applicable withholding for taxes. The Company may deduct from any Performance Award any and all federal, state, city, local or foreign taxes of any kind required by law to be withheld with respect to such payment and to take such other actions as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

B)	No Right to Employment. Neither the adoption of this Plan nor the making of any Grant will confer upon any employee any right to continued employment with the Company, nor interfere in any way with the right of the Company to terminate the employment of any employee at any time, with or without cause, subject to the terms of any employment agreement or provision of applicable law.

C)	Non-Transferability of Grants. No Grant, and no right or interest therein, shall (i) be assignable, alienable or transferable by any Participant, except by will or the laws of descent and distribution or (ii) be subject to any obligation, or the lien or claims of any creditor, of any Participant or (iii) be subject to any lien, encumbrance or claim of any person made in respect of or through any Participant, however arising.

D)	Unfunded Plan. The Plan will be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by Grants or Performance Awards. Any liability of the Company to any person with respect to any Performance Award will be based solely upon any contractual obligation effected pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

E)	Change in Control. Nothing in this Plan shall prevent or interfere with any recapitalization or reorganization of the Company or its merger or consolidation with any other corporation. In any such case, the recapitalized, reorganized, merged or consolidated company shall assume the obligations of the Company under this Plan or such modification hereof as, in the judgment of the Board of Directors, shall be necessary to adapt it to the changed situation and shall provide substantially equivalent benefits to each Participant.

F)	Engaging in Competition with Company. If a Participant terminates his or her employment with the Company for any reason whatsoever, and within eighteen (18) months after the date thereof accepts employment with any competitor of, or otherwise engages in competition with, the Company, the Committee, in its sole discretion, may require such Participant to return, or (if not received) to forfeit, to the Company the dollar amount of any Performance Award to which the Participant otherwise would be entitled with respect to the period to date commencing with the date that is six months prior to the date of the Participant’s termination of employment with the Company or during such other period as the Committee may determine.

G)	Other Company Benefit and Compensation Programs. Payment of a Performance Award will not be deemed part of a Participant’s regular, recurring compensation for purposes of any termination indemnity or severance pay law of any country and will not be included in, nor have any effect on, the determination of benefits under any pension or other employee benefit plan or similar arrangement provided by the Company, unless (i) expressly so provided by such other plan or arrangement or (ii) the Committee expressly determines that all or part of the Performance Award should be included as recurring compensation. No provision of this Plan may be deemed to prohibit the Company from establishing other special awards, incentive compensation plans, compensation programs and other similar arrangements providing for the payment of performance, incentive or other compensation to employees. Payments and benefits provided to any employee under any other plan, including, without limitation, any stock option, stock award, restricted stock, deferred compensation, savings, retirement or other benefit plan or arrangement, will be governed solely by the terms of such other plan.

H)	Grant Agreement. As a condition to receiving a Grant, a Participant shall enter into a Grant Agreement with the Company in a form specified by the Committee, agreeing to the terms and conditions of the Grant and such related matters as the Committee shall, in its sole discretion, determine.

I)	Severability. If any provision of this Plan shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the remaining provisions of this Plan.

J)	Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Ohio.

K)	Distribution and Investment of Deferred Compensation.
1.	Deferred Compensation under the Plan shall be payable as follows:
(a) Separation from service for Other than Retirement, Death or After Becoming Disabled. In the event that a Participant’s Employment with the Company or any Participating Employer shall be terminated by reason of voluntary termination, layoff due to job elimination or job relocation, involuntary termination for any reason or any other termination for any other reason other than Retirement, Death or after becoming Disabled, the entire amount of his or her Deferred Compensation shall be paid within sixty (60) days after such termination of Employment; provided, however, that if a Participant immediately upon termination becomes an employee of any Subsidiary of the Company, such Participant shall not be deemed to have had a separation from service with the Company until the Participant’s termination from the Subsidiary and all members of the control group (as defined under Section 414 of the Code) of the Company for the purpose of this Section 7.1, although such Participant shall no longer be an Eligible Employee if such Subsidiary is not a Participating Employer.
Further provided, that if the Participant is a Specified Employee upon separation from service, then the entire amount of Deferred Compensation shall be payable on the first business day that is more than six (6) months following the separation from service.
The phrase termination of employment, or words to a similar effect, shall mean a separation from service within the meaning of Section 409A of the Code, except that for purposes of establishing whether an employee has had a separation from service, the employee will be deemed to have a separation from service on the date of termination, if the employee after the date of termination is not reasonably anticipated to provide a level of bona fide services that exceeds 25% of the average level of bona fide services provided by the employee in the immediately preceding 36 months (or the total period of employment, if less than 36 months), within the meaning of Section 409A of tax code.
(b) Death of Participant. In the event of a Participant’s death (whether before or after his or her Retirement or Disability), the entire amount of his or her Deferred Compensation shall be paid to his or her Beneficiaries in a lump sum within sixty (60) days after the date of such Participant’s death.
(c) Separation from Service by Retirement or Becomes Disabled. In the event a Participant shall separate from service after meeting the requirements for Retirement or becomes Disabled, the distribution of his or her Deferred Compensation shall be made in accordance with the election of such Participant made in accordance with subsection (d) or subsection (e) of this Section 7.1, (i) or, if no election has been made by such Participant, in accordance with Aricle VII. of the Plan.
(d) In accordance with Elections. If Deferred Compensation has not been paid pursuant to subsections (a) or (b) above, then it shall be paid pursuant to the time and form of the elections made pursuant to this subsection (d). A Participant must, at the time he or she notifies the Committee of his or her election to have all or a portion of his or her Performance Award in respect of any Performance Period payable as Deferred Compensation under the Plan, specify the payment of such Deferred Compensation only in the following forms thereof:
(i) In a lump sum on the 15th of the January following the specified anniversary of the end of the Performance Period the Deferred Compensation was earned where the Participant specifies an anniversary of between 2 and 15 years at the time of election to defer; or
(ii) In a lump sum on the fifteenth (15th) day of January of the year following the year of such Participant’s Retirement or Disability provided, however, that if the Participant is a Specified Employee upon Retirement, the Lump Sum shall be payable on the later of (1) the first business day that is more than six (6) months following Retirement or (2) the fifteenth day of January of the year following the year of such Participant’s Retirement; or
(iii) In annual installments over a period specified by the Participant at the time of the deferral election of no less than 2 years and no more than fifteen (15) years, commencing in each case on the 15th day of January of the year following the date of such Participant’s Retirement or Disability provided, however, that if the Participant is a Specified Employee upon Retirement the first installment shall be payable at the later of (1) the first business day that is more than six (6) months following Retirement, or (2) the fifteenth day of January of the year following the date of such Participant’s Retirement, each installment to equal the aggregate amount of all Deferred Compensation of such Participant then remaining in his or her Account or Accounts subject to such election, determined as at the Valuation Date immediately prior to such distribution date, divided by the number of installments then remaining to be made (including the installment to be paid on such distribution date); or
(iv) In annual installments over a period specified by the Participant at the time of the deferral election of no more than fifteen (15) years, commencing in each case on the 15th day of January following the specified anniversary of the end of the Performance Period the Deferred Compensation was earned where the Participant specifies an anniversary of between 2 and 15 years at the time of election to defer, each installment to equal the aggregate amount of all Deferred Compensation of such Participant then remaining in his or her Account or Accounts subject to such election, determined as at the Valuation Date immediately prior to such distribution date, divided by the number of installments then remaining to be made (including the installment to be paid on such distribution date).
(e) With respect to an attempted Deferral by a Participant for which no effective election as to time of payment has been filed with the Committee, such Performance Award will be paid in accordance with Article VII. and the attempted deferral will be null and void.
2. Investment of Deferred Compensation.
At the time you make your election to defer a Performance Award in respect of the Performance Period, you must choose from the Reference Investment Fund or Funds attached in the Annex I and allocate your Performance Award, among one or more such Reference Investment Funds which as of the March 15 following the Performance Period will be established as your Executive Performance Plan Account with respect to your Performance Award. You can make changes to your Reference Investments in your Executive Performance Accounts at any time online. The Compensation Committee shall have absolute discretion in the selection of Reference Investment Funds available and may, from time to time, change the available Reference Investment Funds as it deems appropriate. Any such change of Reference Investment Funds will be communicated to you in accordance with procedures adopted by the Committee.
L)	The Board of Directors may only terminate this Plan with respect to existing Executive Performance Plan Accounts and no termination or amendment of this Plan may accelerate payment of any Benefits to any Participant except under the following conditions subject to the mandatory six-month delay for Specified Employees:
(a) The Company may terminate and liquidate the Plan within 12 months of a corporate dissolution taxed under section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participants’ gross incomes in the latest of the following years (or, if earlier the taxable year in which the amount is actually or constructively received): (1) the calendar year in which the Plan termination and liquidation occurs; (2) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (3) the first calendar year in which the payment is administratively practicable.
(b) The Company may terminate and liquidate the Plan pursuant to irrevocable action taken by the Board of Directors within the 30 days preceding or the 12 months following a change in control event (as defined in Treasury Regulation §1.409A-3(i)(5)), provided that this paragraph will only apply to a payment under a plan if all agreements, methods, programs, and other arrangements sponsored by the Company immediately after the time of the change in control event with respect to which deferrals of compensation are treated as having been deferred under a single plan under Treasury Regulation §1.409A-1(c)(2) are terminated and liquidated with respect to each Participant that experienced the change in control event, so that under the terms of the termination and liquidation all such participants are required to receive all amounts of compensation deferred under the terminated agreements, methods, programs and other arrangements within 12 months of the date the Company irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs, and other arrangements.
(c) The Company may terminate and liquidate the Plan, provided that (1) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company; (2) the Company terminates and liquidates all agreements, methods, programs, and other arrangements sponsored by the Company that would be aggregated with any terminated and liquidated agreements, methods, programs, and other arrangements under Treasury Regulation §1.409-1(c) if any Participant had deferrals of compensation under all of the agreements, methods, programs, and other arrangements that are terminated and liquidated; (3) no payments in liquidation of the Plan are made within 12 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred; (4) all payments are made within 24 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and (5) the Company does not adopt a new plan that would be aggregated with any terminated and liquidated plan under Treasury Regulation §1.409A-1(c) if the same service provider participated in both plans, at any time within three years following the date the service recipient takes all necessary action to irrevocably terminate and liquidate the Plan.
M)	Compliance with Section 409A of the Code.
(a) It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants or Beneficiaries. This Plan shall be construed, administered, and governed in a manner that affects such intent, and the Committee shall not take any action that would be inconsistent with such intent.
(b) Although the Committee shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of deferrals under this Plan is not warranted or guaranteed. Neither the Company, the other members of the Affiliated Group, the Board, nor the Committee (nor its designee) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, Beneficiary or other taxpayer as a result of the Plan.

(c) Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service. For purposes of the Plan, the phrase “permitted by Section 409A of the Code,” or words or phrases of similar import, shall mean that the event or circumstance shall only be permitted to the extent it would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or Beneficiary under Section 409(A)(a)(1) of the Code.
Executed at Akron, Ohio, this 22nd day of December, 2008.

The Goodyear Tire & Rubber Company
By:	/s/ Joseph B. Ruocco
Joseph B. Ruocco
Senior Vice President, Human Resources

ATTEST:
/s/ Bertram Bell
Bertram Bell
Assistant Secretary

ANNEX I
TO
THE GOODYEAR TIRE & RUBBER COMPANY
EXECUTIVE PERFORMANCE PLAN
The Reference Investment Funds are as follows:
1.	Money Market Fund. The Benchmark Fixed Income — Government Select Portfolio.

2.	Bond Fund. The Benchmark Short-Intermediate Bond Portfolio.

3.	Equity Index Fund. The Benchmark Equity Index Portfolio.

4.	Balanced Fund. The Benchmark Balance Portfolio.

5.	Growth Fund. The Twentieth Century Ultra Investment Fund.